Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Patrick Bevack
Vice President of Marketing	President and Chief Executive Officer
Home Savings	UCFC and Home Savings
(330) 742-0638	(330) 742-9688
cscott@homesavings.com	pbevack@ucfconline.com

United Community Financial Corp. and Home Savings Announce New Board Member

YOUNGSTOWN, Ohio (February 28, 2013) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings Loan Company, is pleased to welcome Marty E. Adams as the newest member of both the UCFC and Home Savings Boards of Directors. His appointment was effective February 26, 2013.

Mr. Adams has over 30 years of small and large bank management experience. Prior to forming his own company Marty Adams Consulting, LLC, where he serves as both an advisor to banks and their boards of directors and to private equity firms pertaining to bank equity investments, Mr. Adams served as interim chief executive officer of PVF Capital Corp. and Park View Federal Savings Bank, Solon, Ohio before joining their boards of directors. He also served as president and chief operating officer of Huntington Bancshares Inc. following Huntington’s acquisition of Sky Financial Group, Inc. in July 2007 until December 2007. Under his leadership, Adams built Sky Financial, and its predecessor Citizens Bancshares, Inc., from a small Ohio community bank into an $18 billion diversified financial holding company, with locations throughout the Midwest.

“Marty’s extensive experience in strategic planning and banking will be an asset to both Home Savings and United Community,” said Patrick Bevack, President and CEO of Home Savings and UCFC. Mr. Adams, by and through his consulting firm, Marty Adams Consulting, LLC has been working closely with the Board and management of United Community since February 2011 on United Community’s capital plan. Bevack further stated: “Having Marty as a consultant throughout this process and the experience he brings to the table has been extremely helpful in our capital raising efforts. We look forward to working together, especially as we further develop strategies for both companies.”

A graduate of West Liberty University (formally known as West Liberty State College) with a Bachelor of Science in Business Administration and Economics, Mr. Adams earned his MBA at the Franciscan University. Currently Mr. Adams serves as a member of both the Board of Trustees of The University of Mount Union and the Foundation Board of West Liberty University.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended (the “Act”). The securities offered in the private offerings have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and 8 loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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